SUB ITEM 77C

The shareholders of MFS High Yield Municipal Trust (the Trust), held an annual meeting of shareholders on October 9, 2008. Shareholders represented in person or by proxy voted as follows

Proposal 2: To approve an Amended and Restated Declaration of Trust.


                                                      % of Outstanding Shares
                                                                For

Votes For           Votes Against        Votes Abstain

15,292,123.991357    850,525.877203      676,808.250242      54.89%


Preferred Shares


                                                      % of Outstanding Shares


3,127.048000         286.496600           172.455400        86.86%



Proposal 3: To amend or remove certain fundamental investment policies of the Trust.


                                                      % of Outstanding Shares


14,956,717.408824    1,027,751.349075    834,989.360903     53.68%


Preferred Shares

                                                      % of Outstanding Shares


3,127.048000             286.496600     172.455400          86.86%